Exhibit 99.1

Consumers Bancorp, Inc. Reports Third

Quarter and Nine Month Fiscal 2006 Results

Minerva, Ohio—April 27, 2006 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported earnings of $0.14 per share for the third fiscal quarter of 2006. The third quarter of 2006 results compare to $0.15 for the previous quarter ended December 31, 2005 and $0.21 for the same period ended March 31, 2005. Net income for the third quarter of 2006 was $297 thousand, a decrease of $19 thousand from the previous quarter ended December 31, 2005 and a $147 thousand decrease from the same quarter in 2005. Net income for the third quarter of 2006 compared to the third quarter of 2005 was mainly impacted by a decline in the net interest margin and due to an increase in other expenses. Return on average assets (ROA) and return on average equity (ROE) for the third quarter of 2006 were 0.59% and 6.19%, respectively. This compares to ROA of 0.94% and ROE of 9.32% for the third quarter of 2005.

For the nine months ended March 31, 2006, net income was $991 thousand compared to $1.7 million for the same period last year. Fiscal year-to-date net income per share was $0.46 compared to $0.78 for the same period in 2005. ROA and ROE for the nine months ended March 31, 2006 were 0.66% and 6.82%, respectively, compared to 1.18% and 11.77%, respectively, for the prior year.

Steven L. Muckley, President and Chief Executive Officer, stated “During the last twelve months there has been a significant rise in interest rates resulting in an increase in the cost of funds as higher deposit rates have been paid on deposits to remain competitive. We expect to see improvement in the net interest margin when the prime rate stabilizes and variable rate loans reprice to higher rates. In March 2006, a review of Director compensation and the salaries of certain associates was completed. This resulted in a realignment of these expenses to be more corporate performance based, resulting in a voluntary reduction of salaries for certain individuals of up to 30%. In an effort to increase non-interest income, we are expanding our alternative investment program by adding Donald Falorio as a Financial Consultant. Don brings with him several years of investment experience and a deep desire to help individuals meet their financial goals. We are excited about this opportunity to provide our customers an alternative for their investment needs.”

Interest income for the third quarter of 2006 increased $337 thousand and interest expense increased $402 thousand over 2005 third quarter results. The net interest margin decreased to 4.60% for the quarter ended March 31, 2006 compared with 4.63% from the previous quarter ended December 31, 2005 and compared with 4.95% from the same period last year. The decline in the net interest margin and net interest income was primarily due to an increase in Consumers’ cost of funds.

Assets at March 31, 2006 totaled $204.2 million, an increase of $13.1 million from June 30, 2005 and an increase of $15.2 million from March 31, 2005. Available-for-sale securities increased by $12.0 million from June 30, 2005 and by $11.0 million from March 31, 2005. During the 2006 fiscal year-to-date period, $10.0 million of municipal securities were purchased. During the nine month period ended March 31, 2006, total loans remained relatively stable and deposits increased $2.8 million. During the twelve month period ended March 31, 2006, total loans increased by $2.1 million and deposits increased $11.0 million.

Non-performing assets were $2.3 million at March 31, 2006, compared with $2.5 million at June 30, 2005 and $2.6 million at March 31, 2005. Net charge-offs on an annualized basis, as a percentage of loans outstanding were 0.29% and 0.32% for the nine months ended March 31, 2006 and 2005, respectively.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

March 31, 2006

(Dollars in thousands, except per share data)

	Three Month Periods Ended		Nine Month Periods Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
EARNINGS:
Net interest income	$2,057	$2,122	$6,275	$6,617
Provision for loan losses	90	56	314	77
Other income	475	544	1,591	1,735
Other expenses	2,078	1,971	6,306	5,866
Income tax expense	67	195	255	730
Net income	297	444	991	1,679

Net income per share –
Basic	$0.14	$0.21	$0.46	$0.78

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.59%	0.94%	0.66%	1.18%
Return on average equity	6.19	9.32	6.82	11.77
Net interest margin (Fully Tax Equivalent)	4.60	4.95	4.65	5.10

MARKET DATA:
Book value/common share	$9.11	$8.91
Market close, bid	15.00	18.00
Period end common shares	2,140,434	2,143,444
Average equity to avg. assets	9.60%	10.12%	9.64%	10.02%
Average common shares	2,142,574	2,145,708	2,143,158	2,146,281

ASSET QUALITY:
Net charge-offs	$151	$16	$328	$358
Non-performing assets	2,336	2,588
Allowance for loan losses (ALLL)	1,509	1,473
Net charge-offs to Total Loans (Annualized)	0.14%	0.04%	0.29%	0.32%
ALLL to Total Loans	1.01%	1.00%

ENDING BALANCES:
Assets	$204,247	$189,083
Deposits	165,296	154,285
Loans, net	148,540	146,447
Securities, available for sale	36,900	25,948
Federal Home Loan Bank borrowings	13,298	9,247
Shareholders’ Equity	19,492	19,102